Exhibit 15

September 30, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our reports dated April 24, 2015 and July 24, 2015 on our review of interim financial information of United Technologies Corporation (the “Corporation”) for the three month periods ended March 31, 2015 and March 31, 2014 and for the three-month and six-month periods ended June 30, 2015 and June 30, 2014 and included, respectively, in the Corporation’s quarterly reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015 are incorporated by reference in its Registration Statement on Form S-8 dated September 30, 2015.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Hartford, Connecticut

8